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National Fuel Gas Company

10 Lafayette Square/Buffalo, NY 14203
Margaret M. Suto
Investor Relations
716-857-6987
Joseph Pawlowski
Treasurer
716-857-6904

RELEASE DATE: Immediate October 17, 2001

National Fuel Gas Company

Expects Charge in Fourth Quarter of Fiscal 2001 and

Considers Adjusting Production Activity for

First Quarter of Fiscal 2002

        (October 17, 2001) Buffalo, New York: National Fuel Gas Company (NYSE: NFG) today announced that the dramatic decline in crude oil and natural gas prices will require its Seneca Resources Corporation subsidiary (“Seneca”) to write down the cost of its Canadian oil and gas producing properties at the end of the fiscal 2001 fourth quarter.* In addition, Seneca may curtail some of its natural gas production in the first quarter of fiscal 2002.*

        Significant changes in market conditions since last year, including abundant domestic supplies of natural gas and declining demand for all energies as economic growth has slowed, have caused natural gas prices to drop to their lowest level in more than a year. At the same time, crude oil prices have declined since the September 11th terrorist attacks on the United States. As a result, Seneca, which uses the full-cost accounting method, expects to write down the cost of its Canadian oil and gas properties.* Based upon pricing at September 30, 2001, Seneca expects this write-down will result in a non-cash charge to earnings in the range of US$90 - $110 million, after-tax. * No write down of Seneca’s United States oil and gas properties is required.*

        “In a quarter ending in low oil and gas prices, this type of write-down will not be unusual. Unfortunately, this “snapshot” approach to valuation focuses on the magnitude of the decline as of fiscal year end, and ignores the seasonal variability of energy prices,” said Philip C. Ackerman, President and Chief Executive Officer of National Fuel. “The arbitrary nature of the full cost accounting rules forces us to ignore the value of our hedge positions and the reality of higher prices in the futures market when calculating the magnitude of this write-down,” Ackerman said.

        In addition, if commodity prices for natural gas continue to decline, Seneca will consider curtailing some of its production of natural gas in the Gulf of Mexico and Canada in the first quarter of fiscal 2002.* Seneca will evaluate this situation during the first quarter and should this program be initiated, the potential impact on production is expected to be less than 2% of the 100 billion cubic feet equivalent of anticipated production for fiscal 2002.*

-more-

National Fuel October 17, 2001
Page 2.

        “While we’ve experienced unprecedented ups and downs in commodity prices recently, Seneca’s position remains solid and we remain committed to a deliberate, long-term strategy for growth. Seneca’s reserves at the end of the fourth quarter continue to exceed one trillion cubic feet equivalent, on-shore oil production remains strong, we expect to meet production estimates for both the fourth quarter and the fiscal year that ended September 30, 2001 and established hedge positions will ensure a stable revenue stream from Seneca for fiscal 2002,” * Ackerman said.

        National Fuel is an integrated energy company with $3.6 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing and Timber. Seneca Resources Corporation, headquartered in Houston, Texas, explores for and produces natural gas and oil in the lower 48 states, the Gulf of Mexico, and Canada. Additional information about National Fuel is available at http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

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Certain statements contained herein, including that designated with an “*", are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions or weather conditions; changes in the availability or price of natural gas and oil; significant changes in competitive conditions affecting the Company; governmental/regulatory actions, initiatives and proceedings, including those affecting environmental/safety requirements; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance oil and gas property acquisitions and ability to operate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; inability of the various counterparties to meet their obligations with respect to the Company’s financial instruments; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur; or changes in accounting principles or the application of such principles to the Company. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact: Julie Coppola Cox (716) 857-7079
Analyst Contact: Margaret Suto (716) 857-6987